Exhibit 99.1

Press Release For immediate release

Invesco Ltd. Announces March 31, 2024 Assets Under Management

Investor Relations Contacts: Media Relations Contact:	Greg Ketron Jennifer Church Andrea Raphael	404-724-4299 404-439-3428 212-323-4202

Atlanta, April 9, 2024(a) --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,662.7 billion, an increase of 2.0% versus previous month-end. The firm delivered net long-term inflows of $2.8 billion in the month. Non-management fee earning net inflows were $1.8 billion and money market net outflows were $1.5 billion. AUM was positively impacted by favorable market returns which increased AUM by $29 billion. FX movements in the month reduced AUM by $1.1 billion which was partially offset by reinvested distributions of $0.9 billion. Preliminary average total AUM for the quarter through March 31 were $1,613.0 billion, and preliminary average active AUM for the quarter through March 31 were $981.0 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

March 31, 2024(a)	$1,662.7	$901.9	$326.8	$62.0	$193.2	$178.8
February 29, 2024	$1,630.9	$871.9	$325.1	$61.4	$194.7	$177.8
January 31, 2024	$1,583.9	$830.8	$324.0	$59.5	$191.2	$178.4
December 31, 2023	$1,585.3	$823.7	$325.7	$62.7	$192.7	$180.5
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

March 31, 2024(a)	$995.7	$317.4	$279.3	$61.1	$193.2	$144.7
February 29, 2024	$986.7	$309.2	$277.7	$60.5	$194.7	$144.6
January 31, 2024	$971.2	$298.9	$277.2	$58.6	$191.2	$145.3
December 31, 2023	$985.3	$302.9	$280.0	$61.8	$192.7	$147.9
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

March 31, 2024(a)	$667.0	$584.5	$47.5	$0.9	$—	$34.1
February 29, 2024	$644.2	$562.7	$47.4	$0.9	$—	$33.2
January 31, 2024	$612.7	$531.9	$46.8	$0.9	$—	$33.1
December 31, 2023	$600.0	$520.8	$45.7	$0.9	$—	$32.6

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco Ltd. (NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in more than 20 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

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